UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 21, 2004

Ansoft Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27874	721001901
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

225 West Station Square Drive, Suite 200, Pittsburgh, Pennsylvania		15219
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(412) 261-3200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On October 21, 2004, Ansoft Corporation (the "Company") entered into a one-year revolving credit facility, with an aggregate commitment of up to thirty million ($30,000,000), with PNC Bank, National Association (the "Bank"). The facility replaced the Company’s twenty million ($20,000,000) revolving facility which the Company terminated in the first quarter of this year. At the Company's option, borrowings under the credit facility will bear interest at the Bank’s prime lending rate or the LIBOR rate plus a margin of 50 basis points. Any indebtedness under the facility may be accelerated upon the institution of an action seeking an order for relief or a declaration that the Company or any of its subsidiaries is insolvent or has become insolvent, or seeking dissolution, winding-up, liquidation or reorganization of the Company and any of its subsidiaries. The facility is secured by the Company’s marketable securities.

The ability of the Company to borrow under the credit facility is subject to ongoing compliance with certain financial and other covenants, including a tangible net worth covenant.

The Company obtained the credit facility for general corporate purposes and to replace its credit facility previously in place.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included in Item 1.01.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ansoft Corporation

October 21, 2004	By:	Nicholas Csendes

Name: Nicholas Csendes
Title: President

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Exhibit Index

Exhibit No.	Description

99.1	Loan Agreement by and between Ansoft Corporation and PNC Bank, National Association dated October 21, 2004